Exhibit 5.1

Stevanato Group S.p.A.

Via Molinella 17

35017 Piombino Dese – Padua

Italy

Milan, 20 May, 2024

Dear Sirs,

Re: Stevanato Group S.p.A.

We have acted as Italian legal counsel to Stevanato Group S.p.A. (the “Company”), an Italian joint stock company (“società per azioni”) organized under the laws of Italy, with registered office in Piombino Dese (Padua), Via Molinella 17, in connection with the adoption of the Company’s by-laws (“statuto”) currently in force (the “By-laws”) and with the annual meeting of the Company’s shareholders held on May 24, 2023, which authorized the Company’s board of directors to dispose of maximum 1,000,000 class A and/or ordinary shares held in treasury (prior, where appropriate, conversion of the class A shares into ordinary shares), up to the date of approval of the Company’s financial statements for the financial year ending on December 31, 2023, inter alia, for the purpose of granting ordinary shares to directors or employees of the Company or of its subsidiaries as compensation in kind or as benefit, bonus or other premium or incentive, without limitations (also in execution of the “Restricted Stock Grant Plan Stevanato Group S.p.A. 2023-2027” and of the “Performance Shares Plan Stevanato Group S.p.A. 2023-2027”).

We have examined and relied on such corporate records, certificates and other documents in relation to the Company made available to us as we have deemed necessary or appropriate for the purposes of this opinion, including:

(i)	the By-laws;

(ii)	the minutes of the Company’s extraordinary shareholders’ meeting held on July 1, 2021;

(iii)	the minutes of the Company’s ordinary and extraordinary shareholders’ meeting held on June 1, 2022;

(iv)	the minutes of the Company’s ordinary and extraordinary shareholders’ meeting held on May 24, 2023;

(v)	the Explanatory report on the items on the agenda of the Company’s ordinary shareholders’ meeting to be held on May 22, 2024, issued by the Company’s Board of Directors on April 10, 2024;

(vi)

the draft registration statement on Form S-8 for the registration of up to no. 796,186 Company’s ordinary shares (the “Registered Shares”) to be filed by the Company with the United States Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Registration Statement”);

(vii)	the Restricted Stock Grant Plan Stevanato Group S.p.A. 2023-2027, as reinstated and approved by the Board of Directors on December 15, 2022;

(viii)	the Performance Shares Plan Stevanato Group S.p.A. 2023-2027, as reinstated and approved by the Board of Directors on December 15, 2022;

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(ix)	the employment agreement entered into between Ompi of America, Inc., a subsidiary of the Company (“Ompi”), and Mr. Riccardo Butta on February 2, 2022, and its subsequent amendment dated May 27, 2022;

(x)	the employment agreement entered into between Ompi and Mr. Douglas Bruno on July 1, 2022;

(xi)	the employment agreement entered into between Ompi and Mr. Prajesh Patel on July 29, 2022;

(xii)	the employment agreement entered into between the Company and Mr. Diego Benatti on June 7, 2023, and its subsequent amendment dated October 1, 2023; and

(xiii)	the certificate of registration of the Company filed with the Chamber of Commerce of Padua dated May 20, 2024.

Assumptions

We have assumed:

(a)

the genuineness of all signatures, stamps and seals, the legal capacity of natural persons, the authenticity, the exhaustiveness and completeness of all documents submitted to us as originals, the exhaustiveness, completeness and conformity to the original documents of all specimen and/or all documents submitted to us as certified or photocopies or transmitted to us by fax or e-mail, and the authenticity of the originals of such latter documents;

(b)	that where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(c)

the truthfulness, accuracy, completeness and reliability of any statements, of any directors, officers, employees and/or representatives of the Company, certifying or disclosing or otherwise dealing with any matter or fact which is material to the opinion expressed herein;

(d)	that there are no facts, documents, circumstances or matters which may be material to the opinion set out herein and which have not been disclosed to us;

(e)

that the copies of the organizational documents (i.e., “atto costitutivo” and “statuto”) of the Company and other documents provided to us, that we have examined for the purposes of this opinion, (i) are true and complete as of the date of this opinion and (ii) are in full force and effect as of the date of this opinion; and

(f)

that no law (including, without limitation, any public policy) of any jurisdiction outside the Republic of Italy is relevant to or affects the opinions herein or the conclusions stated in this opinion.

Opinion

The opinion expressed below is being furnished in connection with the Registration Statement.

This opinion is limited to the laws of the Republic of Italy as enforced and interpreted at the date hereof and is given on the basis that it will be governed by and construed in accordance with, and any liability which may arise in respect of it is governed by, the laws of the Republic of Italy.

We have made no investigation as to the laws of any jurisdiction other than those of the Republic of Italy and we do not express or imply any opinion as to the laws of any jurisdiction other than those of the Republic of Italy. Specifically, with your approval, we express no opinion with respect to any matter as to the Federal laws of the United States of America and to the laws of any State of the United States of America.

As to the facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of the officers and other representatives of the Company.

Based upon and subject to the foregoing and the assumptions and qualifications contained herein, we are of the opinion that the Registered Shares have been duly authorized, are fully paid-up and, following conversion from Class A shares into ordinary shares pursuant to the By-laws, will be validly issued as ordinary shares.

Qualifications

The opinion expressed above is subject to the following qualifications:

(a)

the opinion expressed herein is based on our best interpretation and analysis of the relevant legal or contractual provision and of the rules of interpretation applicable to contracts and legal matters normally applicable in the Republic of Italy;

(b)

Italian courts may refuse to apply the law of another jurisdiction if it is deemed to be contrary to public policy (ordine pubblico) or if submission to a foreign law is deemed to have been made with the purpose of avoiding provisions of Italian law of mandatory application (norme imperative);

(c)

by issuing this opinion we do not assume any obligations to notify or inform you of any facts or circumstances, or changes in applicable law, occurring, or of which we learn, subsequent to its date that may render its content untrue or inaccurate in whole or in part.

This opinion speaks as of its day and is addressed solely to you for the matters stated in it. We accept no responsibility nor legal liability to any persons in relation to the contents of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our firm’s name in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Chiomenti

CHIOMENTI